Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

DAVID S. HAFFNER AND

LEGGETT & PLATT, INCORPORATED

1.	Employment		1

2.	Term		1
	2.1	Term	1
	2.2	Early Termination	1

3.	Duties and Authority		2

4.	Compensation		2
	4.1	Base Salary	2
	4.2	Annual Cash Bonus	3
	4.3	Option Grant	3
	4.4	Vacations; Other Benefits	3

5.	Expenses		4

6.	Disability		4
	6.1	Definition of “Total Disability”	4
	6.2	Offset Payments	4

7.	Executive’s Option to Terminate Agreement		4

8.	Termination by the Company		5
	8.1	Termination For Cause	5
	8.2	Termination Without Cause	6

9.	Confidential Information		6

10.	Non-Compete		6

11.	Nonassignability		7

12.	Miscellaneous		7
	12.1	Waivers	7
	12.2	Notices	8
	12.3	Survival of Provisions	8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of May 10, 2006 between Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and David S. Haffner (the “Executive”).

RECITALS

The Company desires that the Executive remain in the employment of the Company. The Board of Directors (the “Board”) at its meeting earlier today elected Executive as the Chief Executive Officer and President of the Company. The Executive will no longer be acting as the Chief Operating Officer of the Company. Accordingly, the Compensation Committee (the “Compensation Committee”) of the Board has recommended the execution of this Agreement and the Board has authorized the execution of the same. This Agreement supercedes the Employment Agreement between the Company and the Executive dated July 30, 2001.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

1. Employment

The Company hereby confirms its employment of the Executive as its Chief Executive Officer and President, and the Executive hereby confirms his employment in that capacity.

The Executive’s employment under this Agreement is subject to the terms and conditions set out below and will be carried out in Carthage, Missouri, at the Company’s principal executive offices. However, the Executive acknowledges that the nature of his employment may require reasonable domestic and international travel from time to time.

2. Term

2.1 Term

The term of this Agreement shall commence on May 10, 2006 and shall end on the date of the Annual Meeting of Shareholders in 2009, unless terminated earlier in accordance with the provisions of this Agreement.

2.2 Early Termination

The term of this Agreement may be terminated prior to expiration by reason of any of the following:

(a)	by the Executive upon six months prior written notice;

(b)	in accordance with the Severance Benefit Agreement dated as of May 10, 2006, as amended from time to time (the “Severance Benefit Agreement”), a copy of which is attached as Exhibit A for information purposes only;

(c)	in accordance with Section 6 hereof, upon the Executive’s Total Disability (as defined below);

(d)	by the Executive pursuant to Section 7 hereof;

(e)	by the Company pursuant to Section 8 hereof; or

(f)	for other causes as provided elsewhere in this Agreement.

3. Duties and Authority

The Executive shall devote his full business time to the affairs of the Company. However, this shall not be deemed to prevent the Executive from devoting such time (which shall not be substantial in the aggregate) to personal business interests that do not unreasonably interfere with the performance of the Executive’s duties hereunder.

The Executive shall use his best efforts, skills and abilities to promote the Company’s interests. The Executive shall serve as director if nominated by the Nominating & Corporate Governance Committee (“N&CG Committee”) and if so elected by the shareholders of the Company; provided, however, the N&CG Committee may decide not to nominate the Executive if such nomination would violate the rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange. The Executive shall perform such duties at the CEO/President level or above assigned to him by the Board.

4. Compensation

4.1 Base Salary

The Executive shall be paid a base salary at an annual rate of $775,000. Beginning on or about April 1, 2007 and April 1 of each successive year during the term of this Agreement, the Compensation Committee shall appraise the Executive’s performance during the previous calendar year, taking into account such factors as it deems appropriate. As a result of such appraisal, the then annual base salary of the Executive may be increased (but shall not be decreased) by such amount as the Compensation Committee determines is fair, just and equitable.

The Executive’s base salary shall be paid in equal bi-weekly installments.

All salary increases under this section will be made as of the beginning of the first payroll period in which the Company’s other salaried employees generally receive merit related annual salary adjustments.

4.2 Annual Cash Bonus

During the term of this Agreement, the Executive shall be entitled to earn a cash bonus computed in accordance with the Key Officers Incentive Plan, as amended from time to time (the “Incentive Plan”). The amount of the Executive’s bonus shall be determined by applying a bonus formula approved by the Compensation Committee to a percentage of Executive’s annual salary on December 31 of each year (“target percentage”). The Executive’s target percentage is 70%. The Compensation Committee shall be entitled to amend or supplement the guidelines from time to time whenever the Committee deems this to be in the best interests of the shareholders of the Company.

If the Executive’s employment under this Agreement is terminated before December 31 of any year, the Executive shall receive a prorated bonus for the year of termination. This prorated bonus shall bear the same ratio to the actual bonus the Executive would have earned with respect to the year under the Incentive Plan as the number of days this Agreement is in force during such year bears to 365.

4.3 Option Grant

The Executive shall be granted non-qualified options to purchase a number of shares of the Company’s common stock equal to $2,325,000 divided by the closing price of the Company’s common stock on May 10, 2006. The options shall (i) have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 10, 2006, (ii) vest and become exercisable over a 42-month period (one-third on or after 18 months, two-thirds on or after 30 months, and the remaining shares on or after 42 months from the date of grant), (iii) have a 10-year term and, once the options are vested and become exercisable, may be exercised during such ten-year period even if the Executive is no longer employed by the Company, and (iv) shall be subject to such other terms and conditions as are contained in the Company’s standard form of non-qualified option agreement. So long as the Executive continues to be employed by the Company during the term of the Agreement, he will participate in company wide stock option grants occurring after May 10, 2006.

4.4 Vacations; Other Benefits

The Executive shall be entitled to a reasonable annual vacation (not less than an aggregate of four weeks in any calendar year) with full pay, benefits and allowances.

In addition to the salary, bonus and other payments to be made under this Agreement, the Executive shall be entitled to participate (to the extent legally permitted) in any insurance, pension, profit sharing, stock bonus, stock option, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of executive officers of the Company or the employees of the Company generally.

At the Company’s expense, the Company shall provide office space, secretarial assistance, supplies and equipment fully adequate to enable the Executive to perform the services contemplated by this Agreement and at least comparable to that being provided to the Executive on the date hereof.

The Company shall provide the Executive with appropriate perquisites at least equal to such perquisites as are generally made available from time to time to the Company’s other senior executive officers.

In addition to the payments provided for in this Section 4 and elsewhere in this Agreement, the Company may from time to time pay the Executive as a salary increase, a bonus or otherwise, such additional amounts as the Compensation Committee shall, in its discretion, determine.

Except as may be provided otherwise in this Agreement or to the extent required by law, no benefits referred to in this section or provided for in other sections of this Agreement shall be reduced by the Company as to the Executive without first securing his consent.

5. Expenses

The Company shall pay or reimburse the Executive for all transportation, hotel, living and related expenses incurred by the Executive on business trips away from the Company’s principal office and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries or affiliates.

6. Disability

6.1 Definition of “Total Disability”

The Executive shall be deemed to have a “Total Disability” if he is unable, for a continuous period of four or more months, to perform substantially all of the material personal services to be rendered by him under this Agreement. During the continuance of any Total Disability, the Company shall continue to provide the Executive’s cash compensation and other benefits under this Agreement until 14 months from the first day of the period that culminated in the Total Disability (“Disability Termination Date”). If Executive continues to have a Total Disability on the Disability Termination Date, his employment under this Agreement shall be terminated.

6.2 Offset Payments

The Company’s obligation to continue the Executive’s cash compensation from the date of a Total Disability to the Disability Termination Date shall be reduced by (a) all amounts paid to Executive under disability income insurance policies made available to the Executive by the Company and (b) by all amounts received by the Executive from Social Security disability benefits.

7. Executive’s Option to Terminate Agreement

Not later than six months after the occurrence of any of the following events the Executive may elect to terminate his employment under this Agreement by sending notice of termination to the Company:

(a)	The Executive shall not be elected and continue as the Chief Executive Officer, a

Director of the Company and a member of the Board’s Executive Committee, unless his failure to serve on the Board or the Executive Committee resulted from the application of SEC or NYSE rules as stated in Section 3 of this Agreement;

(b)	The Company is merged or consolidated with another corporation and the Company is not the survivor;

(c)	The Company is dissolved;

(d)	Substantially all of the assets of the Company are sold to any other person;

(e)	A public tender offer is made for the shares of the Company and the offeror acquires at least 40% of the outstanding common shares of the Company;

(f)	A proxy contest is waged and the person waging the contest acquires working control of the Company; or

(g)	The Executive does not receive a salary increase for any year, unless the failure to receive a salary increase is due to a company-wide salary freeze applicable for such year.

The Executive’s employment obligations under this Agreement shall terminate on the date of termination specified in the Executive’s notice to the Company, which date must be within 60 days of the date of the notice.

8. Termination by the Company

8.1 Termination For Cause

The Company may terminate the Executive’s employment pursuant to this Agreement by discharging the Executive for cause. The term “for cause” shall be limited to the following events:

(a)	The Executive’s conviction of any crime involving money or other property of the Company or any of its affiliates (including entering into any plea bargain admitting criminal guilt) or of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(b)	The Executive’s willful breach of the Company’s Code of Business Conduct (or any successor policy) which, in the reasonable opinion of the N&CG Committee, causes injury to the Company that is not insignificant; or

(c)	The Executive’s willful act or omission involving fraud, misappropriation, or dishonesty which, in the reasonable opinion of the N&CG Committee, causes injury to the Company that is not insignificant; or

(d)	The Executive’s willful violation of specific written directions of the Company’s Board which directions are consistent with this Agreement and the Executive’s duties, and provided that such violation continues following the Executive’s receipt of written notice by the Board specifying the specific acts or omissions alleged to constitute such violation and such violation continues after affording the Executive reasonable opportunity to remedy such failure after receipt of such notice; or

(e)	The Executive’s continuing, repeated, willful failure to substantially perform his duties hereunder; provided, however, that no discharge shall be deemed for cause under this subsection (e) unless the Executive first receives written notice from the Board advising the Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

8.2 Termination Without Cause

The Board, at any time and without cause, may relieve the Executive of his duties under this Agreement upon prior written notice to the Executive; provided that such action by the Board shall not relieve the Company of any of its financial obligations to the Executive as set forth in this Agreement. If the Executive is terminated without cause, he shall continue to receive the salary, bonus and other benefits provided for in this Agreement as though his employment had not been terminated. Notwithstanding the foregoing, if the Executive’s employment is terminated without cause, the Company shall be relieved of any further financial obligations under this Agreement to the Executive or his estate that accrue after his death or after his Disability Termination Date (as defined in Section 6.1).

9. Confidential Information

The Executive shall not at any time (whether during the term of this Agreement or thereafter) disclose to any person any confidential information or trade secrets of the Company.

If any of the restrictions contained in this section or elsewhere in this Agreement shall be deemed unenforceable then the Executive and the Company contemplate that the appropriate court will enforce such restrictions in their reduced form.

10. Non-Compete

For two years after termination of employment with the Company (the “Noncompete Period”), the Employee will not (either individually or through any entity in which he may be an employee, agent, consultant, director, shareholder, partner or otherwise affiliated), in any part of the Territory (i) engage in any Competitive Activities, (ii) design, develop, manufacture, assemble, process distribute, market or sell any Covered Products, (iii) solicit orders from or seek to do business with any customer of the Company relating to Covered Products or Competitive Activities, or (iv) influence or attempt to influence any employee, representative or advisor of the Company to terminate their employment or relationship with the Company.

“Territory” means all of the United States and all other parts of the world to which the Company has sold any Covered Products. “Competitive Activities” means any manufacture, sale, distribution, engineering, design, promotion or other activity which competes with the business of the Company as conducted prior to the date hereof. “Covered Products” means any product which is of the type of, or which is competitive with or a substitute for, the products manufactured, assembled, distributed, marketed, sold or under development by the Company.

Company’s subsidiaries and affiliates (i) are third party beneficiaries of this Section, (ii) shall have all rights and remedies allowed in law or equity (including injunctive relief) to prevent further violations, and (iii) may also seek damages resulting from any violation. If this Section is found to be unenforceable, then the appropriate court may reform this Section so the restrictions are reasonable and enforceable.

During the Noncompete Period, the Company will provide health and medical insurance to Executive and his dependents that is at least equal to the insurance provided before termination of employment; provided, however, if Executive obtains less favorable insurance during the Noncompete Period through a subsequent employer, the Company will compensate Executive for any shortfall in coverage.

This Section 10 shall not apply if the Company terminates the Executive’s employment without cause.

11. Nonassignability

This Agreement and the benefits hereunder are personal to the Company and are not assignable by it; provided, however, this Agreement and the benefits hereunder may be assigned by the Company to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated. In the event of an assignment of this Agreement to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated, the title, responsibilities and duties assigned to the Executive by such successor person or corporation shall be the title, responsibilities and duties of a senior executive officer of such successor person or corporation.

The provisions of this Agreement shall be binding on and inure to the benefit of the Executive, his assignees, executors, and administrators.

12. Miscellaneous

12.1 Waivers

No waiver by either party of any breach or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach or nonperformance of the same or any other provision hereof.

12.2 Notices

All notices, waivers, designations or other communications (collectively “notices”) that either party is required or permitted to give hereunder shall be in writing and delivered as follows:

If to the Executive:	If to the Company:

David S. Haffner	Leggett & Platt, Incorporated
2018 Morgan Heights Road	No. 1 Leggett Road
Carthage, Missouri 64836	Carthage, Missouri 64836
Attention: Secretary

subject to the right of either party at any time to designate a different location for the delivery of notices.

12.3 Survival of Provisions

Section 9 shall survive the expiration or termination of this Agreement, as shall all other provisions hereof which provide for or contemplate performance by either the Executive or the Company following the termination hereof.

IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as of the day and year first above written.

“EXECUTIVE”	“COMPANY”

LEGGETT & PLATT, INCORPORATED

/s/ David S. Haffner	By	/s/ Felix E. Wright
David S. Haffner		Felix E. Wright
Chairman of the Board